Exhibit 99.12

CONFIDENTIAL

WAIVER

(this “Waiver”)

December 29, 2023

Reference is made to (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 11, 2023, by and among Hollysys Automation Technologies Ltd., a BVI business company (the “Company”), Superior Technologies Holding Limited, a Cayman Islands exempted company (“Parent”), and Superior Technologies Mergersub Limited, a BVI business company and a wholly owned Subsidiary of Parent (“Merger Sub”), (ii) the Rollover and Support agreement (the “Support Agreement”), dated as of December 11, 2023, by and between the Parent and Advanced Technology (Cayman) Limited (the “Rollover Shareholder”), and (iii) the Equity Commitment Letter (the “ECL”), dated as of December 11, 2023, by and between Skyline Automation Technologies L.P. (“Skyline”) and Merger Sub. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Support Agreement.

Section 1.3 of the Support Agreement provides, among others, that the Rollover Shareholder shall not directly or indirectly dispose of any Securities or enter into any Contract, option, or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein. Section 6.7 of the Support Agreement provides that the Company is an express third-party beneficiary of the Support Agreement.

In furtherance of but without limiting Skyline’s funding obligations under the ECL, the Rollover Shareholder intends to issue shares to Skyline (the “Share Issuance”) prior to the Closing (as defined in the Merger Agreement).

The Rollover Shareholder intends to enter into a share subscription agreement with Sinopec Capital Co., Ltd. (中国石化集团资本有限公司) (“Sinopec”), pursuant to which the Rollover Shareholder will issue shares to Sinopec immediately prior to the Closing (as defined in the Merger Agreement) pursuant to a Share Subscription Agreement provided to the Company as of the date hereof (such transaction, the “Sinopec Transaction”).

Simultaneously with the execution and delivery of this Waiver, the Rollover Shareholder is executing an Equity Commitment Letter in the form attached as Exhibit A hereto.

Each of the Company and Parent hereby acknowledges and consents to the Share Issuance and the Sinopec Transaction for purposes of Section 1.3 of the Support Agreement, and agrees that neither the Share Issuance nor the Sinopec Transaction shall be deemed to be a breach of Section 1.3 of the Support Agreement.

Except as expressly modified, supplemented and/or superseded by this Waiver, the terms, conditions, representations, warranties, covenants and other provisions of the Support Agreement and any of the documents or instruments contemplated thereby are and shall continue to be in full force and effect in accordance with its and/or their terms.

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This Waiver shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

This Waiver may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date first above written.

ROLLOVER SHAREHOLDER:
Advanced Technology (Cayman) Limited

By:	/s/ Liang Meng
Name: Liang Meng
Title: Director

PARENT:
Superior Technologies Holding Limited

By:	/s/ Liang Meng
Name: Liang Meng
Title: Director

[Signature Page to the Waiver (Equity Financing Structure)]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed as of the date first above written.

COMPANY:
Hollysys Automation Technologies Ltd.

By:	/s/ Kok Peng TEH
Name: Kok Peng TEH
Title: Chairman of Special Committee

[Signature Page to the Waiver (Equity Financing Structure)]

Exhibit A

Form of Equity Commitment Letter

CONFIDENTIAL

EQUITY COMMITMENT LETTER

December 29, 2023

Advanced Technology (Cayman) Limited

Address:

Walkers Corporate Limited

Cayman Corporate Center, 27 Hospital RD

George Town, Grand Cayman, Cayman Islands

Ladies and Gentlemen:

This Equity Commitment Letter (this “letter agreement”) sets forth the commitment of Advanced Technology (Cayman) Limited (the “Sponsor”), subject to (i) the terms and conditions contained in the Agreement and Plan of Merger, dated December 11, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Hollysys Automation Technologies Ltd. (the “Company”), Superior Technologies Mergersub Limited, a BVI business company incorporated under the Laws of the British Virgin Islands (“Merger Sub”) and Superior Technologies Holding Limited (“Parent”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”) and (ii) the terms and conditions contained herein. On December 11, 2023, each of Ascendent Capital Partners III, L.P. (the “Guarantor”) and Skyline Automation Technologies L.P. (together with the Guarantor, the “Other Sponsors”) has entered into a letter agreement substantially identical to this letter agreement (collectively, the “Other Sponsor Equity Commitment Letters”) committing to invest, directly or indirectly, in Merger Sub. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.	Equity Commitment.

(a)           This letter agreement confirms the commitment of the Sponsor, at or prior to the Effective Time, on the terms and subject to the conditions set forth herein, to purchase, or to cause the purchase of equity interests of Parent and to pay, or cause to be paid to Merger Sub through Parent in immediately available funds an aggregate cash purchase price equal to US$40,000,000 (the “Equity Commitment”), which Merger Sub shall use for the purpose of funding, to the extent necessary to fund, such portion of the merger consideration and such other amounts required to be paid by Parent or Merger Sub pursuant to and in accordance with the Merger Agreement, together with related fees and expenses; provided that the Sponsor (together with its permitted assigns) shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Merger Sub and the aggregate amount of liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment (the “Cap”).

(b)           The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries of the Sponsor or any investment fund or vehicles sponsored, advised or managed by the investment manager of the Sponsor or any Affiliate thereof or any other investment fund or Person that is a limited partner of the Sponsor or of an Affiliate of the Sponsor or other Affiliates of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Merger Sub or any other Person pursuant to the terms of this letter agreement.

2.             Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full or waiver, if permissible, at or prior to the Closing, of each of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) either the substantially contemporaneous consummation of the Closing or the obtaining by the Company in accordance with Section 9.12 of the Merger Agreement of a final and non-appealable order requiring Parent or Merger Sub to cause the Equity Financing to be funded and to effect the Closing, (c) the Debt Financing and/or the Alternative Financing (if applicable) having been funded or will be funded at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing, and (d) the substantially contemporaneous funding to Merger Sub of the contributions contemplated by the Other Sponsor Equity Commitment Letters, provided that, the satisfaction or failure of the condition set forth in this clause (d) shall not limit or impair the ability of Merger Sub or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter agreement, if (x) Merger Sub or the Company, as applicable, is also seeking enforcement of the Other Sponsor Equity Commitment Letters, or (y) the Other Sponsors have satisfied or will satisfy their obligations under the Other Sponsor Equity Commitment Letters; provided further, that if Merger Sub or the Company seeks enforcement of this letter agreement and the Other Sponsor Equity Commitment Letters, the Merger Sub or the Company shall not be entitled to receive an amount exceeding the aggregate amount of the Cash Financing.

3.             Limited Guarantee. Concurrently with the execution and delivery of the Other Sponsor Equity Commitment Letters, the Guarantor has executed and delivered to the Company a limited guarantee related to certain payment obligations of Parent under the Merger Agreement (the “Limited Guarantee”) relating to certain payment obligations of Parent under the Merger Agreement. Other than as set forth herein (including without limitation, the rights of the Company pursuant to Section 4) or with respect to the Retained Claims (as defined in the Limited Guarantee), (a) the Company’s remedies against the Guarantor under the Limited Guarantee shall be, and are intended to be, the sole and exclusive (direct or indirect) remedies available to the Company and the Guaranteed Party Related Persons (as defined in the Limited Guarantee) against the Sponsor or any of the Non-Recourse Parties (as defined in the Limited Guarantee) for any liability, loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising out of or relating to this letter agreement or the Merger Agreement, or of the failure of any of the transactions contemplated by any such agreement to be consummated or otherwise in connection with any of the transactions contemplated hereby and thereby or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection with any such agreement, whether at law, in equity, in contract, in tort or otherwise, (whether or not Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement); and (b) the Company and the Guaranteed Party Related Persons (as defined in the Limited Guarantee) shall not have, and they are not intended to have, any right of recovery against the Sponsor or any of the Non-Recourse Parties in respect of any liabilities or obligations arising out of or relating to, this letter agreement or the Merger Agreement, including in the event Merger Sub breaches its obligations under the Merger Agreement and whether or not Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement, except for claims of the Company against the Guarantor pursuant to and in accordance with the Limited Guarantee.

4.	Enforceability; Third-Party Beneficiary.

(a)           This letter agreement may only be enforced by Merger Sub (in its sole discretion); provided that, if the conditions set forth in Section 2 are satisfied and the Company is entitled to seek specific performance pursuant to Section 9.12 of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Merger Sub under this letter agreement to the extent, and only to the extent, of the rights set forth in Sections 1, 4, 5, 6, 7 and 12 and shall be entitled to an injunction, specific performance or other equitable remedy to cause the Sponsor to fund the Equity Commitment in accordance with Section 1 hereof. None of Merger Sub’s or the Company’s creditors or any provider or source of the Financing shall have the right to enforce this letter agreement or to cause Merger Sub or the Company to enforce this letter agreement against the Sponsor.

(b)           Notwithstanding the foregoing, if the Company or any of its Affiliates asserts in any proceeding that (1) the Sponsor shall contribute an amount of Equity Commitment that exceeds the Cap or (2) the Cap on the Sponsor’s liabilities hereunder or the Cap (as defined in the relevant Other Sponsor Equity Commitment Letter) on liabilities of any of the Other Sponsors is illegal, invalid or unenforceable in whole or in part (the “Impermissible Claims”), then (i) the obligations of the Sponsor under this letter agreement shall terminate ab initio and be null and void, (ii) if the Sponsor has previously made any payments under this letter agreement, it shall be entitled to recover such payments, and (iii) the Sponsor shall not have any liabilities or obligations to any Person under this letter agreement. In no event shall the maximum amount of the liabilities of the Sponsor in the aggregate under this letter agreement exceed the Cap.

(c)           Each party hereto acknowledges and agrees that (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto, and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Sponsor under this letter agreement are solely contractual in nature.

(d)           Subject to the terms and conditions set forth herein, the Company shall be entitled to specifically enforce Merger Sub’s right to cause the Equity Commitment to be funded to Merger Sub solely to the extent specifically permitted under Section 4 (a) and the Company shall be a third party beneficiary for such purpose but not for any other purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) other than as specified in Section 4(a) hereof. The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to any breach by the Sponsor of this letter agreement and that the Company may not seek or accept any other form of relief that may be available for any such breach of this letter agreement (including monetary damages); provided, that, if the Company seeks specific performance for such breach of this letter agreement as permitted under Section 4(a), and a court of competent jurisdiction in a final, non-appealable determination as to the availability of specific performance does not specifically enforce the obligations of the Sponsor hereunder pursuant to any proceeding for specific performance brought against the Sponsor, then the Company shall have the right to seek the payments contemplated by, and subject to the terms and conditions of, Section 1 of the Limited Guarantee (subject to the limitations and conditions therein). In addition, the Company shall, and shall cause each of its Affiliates to, cause any pending proceeding to be dismissed with prejudice upon the earlier of (i) the consummation of the Closing by Merger Sub or (ii) the payment of the Parent Termination Fee pursuant to the Merger Agreement.

(e)           Each party hereto agrees that its respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and the respective successors and permitted assigns of such other party, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Merger Sub to enforce, the obligations set forth therein; provided that the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent of its rights specifically provided in Section 4(a) in accordance with, and subject to the terms of the Merger Agreement and this letter agreement. Except as expressly provided in the foregoing sentence, nothing in this letter agreement, express or implied, is intended to confer upon any Person other than Merger Sub or the Sponsor, any rights or remedies under or by reason of this letter agreement. In no event shall this letter agreement or the Equity Commitment to be funded hereunder be enforced by any Person unless such Person is also seeking enforcement of the Other Sponsor Equity Commitment Letters to the extent that any of the Other Sponsors has not performed in full its obligations under the relevant Other Sponsor Equity Commitment Letter.

5.             No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of (i) Merger Sub and the Sponsor, and (ii) if such amendment or modification (for the avoidance of doubt, including any amendment or modification of Section 11) would impact the Company’s rights as a third-party beneficiary of this letter agreement pursuant to Section 4(a), the Company. Together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), the Other Sponsor Equity Commitment Letters, the Limited Guarantee, the Rollover and Support Agreement between Parent and Advanced Technology (Cayman) Limited, and the Confidentiality Agreement by and between Advanced Technology (Cayman) Limited and the Company dated as of November 21, 2023, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates, on the one hand, and Merger Sub or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6.             Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement, or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

7.             Dispute Resolution. Any dispute, controversy, difference, or claim arising out of or relating to this letter agreement, including the existence, validity, interpretation, performance, breach, or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted and as may be amended by this Section 7. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The language of the arbitration shall be English and the tribunal shall consist of three arbitrators. The arbitration tribunal shall have no authority to award punitive damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

8.             Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9.             Confidentiality. This letter agreement shall be treated as confidential and is being provided to Merger Sub solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document by either party hereto, except with the prior written consent of the other party; provided, however, that each party hereto may disclose the existence and content of this letter agreement to the Company, to their and their Affiliates’ respective officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing (collectively, “Representatives”), to the Other Sponsors and their respective Representatives and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby as permitted by or provided in the Merger Agreement and the Sponsor may disclose the existence and content of this letter agreement to any Non-Recourse Party which needs to know of the existence of this letter agreement and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 9.

10.           No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Merger Sub, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, agrees and acknowledges that no Person (other than the Sponsor or its successors or permitted assigns hereunder) shall have any liabilities or obligations hereunder or in connection with the transactions contemplated hereby and that, notwithstanding the fact that the Sponsor or any of its respective successors or permitted assigns may be partnerships, limited liability companies, corporations or other entities, Merger Sub has no rights of recovery against, and no recourse hereunder or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any Non-Recourse Party, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any obligations or liabilities of the Sponsor or any of its successors or permitted assigns hereunder or any document or instrument delivered in connection herewith or in respect of any oral representation made or alleged to be made in connection herewith or therewith or for any proceeding (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or liabilities or their creation.

11.           Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, at which time such obligation will be discharged, but subject to the performance of such obligation, (c) the Company or any of its controlled Affiliates directly or indirectly taking affirmative steps to pursue remedies (including asserting a claim or initiating a proceeding) against the Guarantor under the Limited Guarantee, or (d) the Company or any of its controlled Affiliates directly or indirectly (i) asserting a claim or initiating a proceeding against Merger Sub, the Sponsor or any Non-Recourse Party (as defined in the Limited Guarantee) in connection with or relating to this letter agreement, the Merger Agreement or any of the transactions contemplated under the Merger Agreement (other than a claim seeking an order of specific performance or other equitable relief of the Sponsor’s obligation to fund the Equity Commitment in the circumstances provided for in Section 4(a) or a claim seeking an order of specific performance or other equitable relief pursuant to the Merger Agreement or the Other Sponsor Equity Commitment Letters), or (ii) asserting any Impermissible Claim. Upon termination of this letter agreement, all rights and obligations of the Sponsor hereunder with respect to the Equity Commitment shall terminate, and the Sponsor shall not have any further liabilities hereunder.

12.	Representations and Warranties.

(a)           The Sponsor hereby represents and warrants to Merger Sub that: (i) it has all necessary organizational power and authority to execute and deliver this letter agreement and perform its obligations hereunder; (ii) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership or corporate action (as applicable) by it; (iii) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable, other than the Sponsor) constitutes a valid and legally binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms of this letter agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)); (iv) except for the applicable requirements of the Exchange Act, no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; (v) it will, at the Closing, have sufficient funds, available lines of credit, unfunded capital commitments that it is entitled to call to fund the Equity Commitment, or other sources of immediately available funds to fulfill its payment obligation for the sum of the Equity Commitment and all of its other unfunded contractually binding equity commitments that are then outstanding; and (vi) the execution, delivery and performance of this letter agreement by the Sponsor do not violate the organizational documents of the Sponsor, any applicable Law binding on the Sponsor or the assets of the Sponsor or conflict with any material agreement binding on the Sponsor.

13.           Interpretation. When reference is made in this letter agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this letter agreement unless otherwise indicated. All terms defined in this letter agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Whenever the words “include”, “includes” or “including” are used in this letter agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this letter agreement shall refer to this letter agreement as a whole and not to any particular provision of this letter agreement. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any contract or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this letter agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this letter agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the parties hereto has participated in the drafting and negotiating of this letter agreement. If an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as if it is drafted by all the parties hereto and without regard to any presumption or rule requiring construction or interpretation against the parties hereto drafting or causing any instrument to be drafted.

14.           No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned (whether by operation of law, merger, consolidation or otherwise) or delegated, except that the Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates, or any affiliated investment fund or investment vehicle sponsored, advised or managed by the general partner or the investment manager of the Sponsor or any of its Affiliates thereof (including any affiliated investment fund or investment vehicle to be set up after the date hereof that is sponsored, advised or managed by such Sponsor or any of its Affiliates as of such assignment) without the Company’s and Merger Sub’s consent; provided that, any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement. Merger Sub may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Merger Sub, without the prior written consent of the Sponsor. The Company may not assign its rights without the prior written consent of Merger Sub and the Sponsor. Any transfer, assignment or delegation in violation of this Section 14 shall be null and void and of no force and effect.

15.           Severability. If any term or other provision of this letter agreement is found by a court of competent jurisdiction or an arbitration tribunal to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

16.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Sponsor, to:

Ascendent Capital Partners III, L.P.

Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong

Attention: Liang Meng // John Wang

Email: leon@ascendentcp.com; john@ascendentcp.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Edinburgh Tower, 33/F, The Landmark, 15 Queen’s Road Central, Hong Kong

Email: mellis@mofo.com; rzhao@mofo.com

Attention: Marcia Ellis // Rongjing Zhao

if to Merger Sub, to:

Superior Technologies Mergersub Limited

Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong

Attention: Liang Meng // John Wang

Email: leon@ascendentcp.com; john@ascendentcp.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Edinburgh Tower, 33/F, The Landmark, 15 Queen’s Road Central, Hong Kong

Email: mellis@mofo.com; rzhao@mofo.com

Attention: Marcia Ellis // Rongjing Zhao

17.           Counterparts. This letter agreement may be executed and delivered (including by e-mail of PDF or scanned versions or by facsimile) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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